Exhibit 99.1

NEWS RELEASE

Silicon Labs Announces Pricing of Private Offering of $500 Million of 0.625% Convertible Senior Notes

AUSTIN, Texas – May 27, 2020 – Silicon Labs (NASDAQ: SLAB) today announced the pricing of its offering of $500 million aggregate principal amount of 0.625% Convertible Senior Notes due 2025 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Silicon Labs also granted the initial purchasers a 13-day option to purchase up to an additional $35 million aggregate principal amount of additional notes, solely to cover over-allotments, if any. The offering is expected to close on June 1, 2020, subject to customary closing conditions.

The notes will be Silicon Labs’ general unsecured obligations. The notes will bear interest semi-annually in cash payable on June 15 and December 15 at a rate of 0.625% per year beginning on December 15, 2020, and will mature on June 15, 2025, unless repurchased, redeemed or converted at an earlier date. The notes will not be redeemable at Silicon Labs’ option prior to June 20, 2023. Silicon Labs may redeem all or any portion of the notes, at Silicon Labs’ option, on or after June 20, 2023, if the last reported sale price of Silicon Labs common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period (including the trading day immediately preceding the date on which Silicon Labs provides notice of redemption) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest.

The notes will be convertible at an initial conversion rate of 8.1498 shares of Silicon Labs common stock per $1,000 principal amount of the notes, which is equivalent to an initial conversion price of approximately $122.70 per share, which represents an approximately 35% conversion premium to the closing sale price of $90.89 per share of Silicon Labs common stock on NASDAQ on May 27, 2020. Prior to the close of business on the business day immediately preceding March 15, 2025, the notes will be convertible at the option of the holders only upon the satisfaction of certain conditions and during certain periods. Thereafter, until the close of business on the business day immediately preceding the maturity date, the notes will be convertible at the option of the holders at any time regardless of these conditions. Upon any conversion, the notes will be settled in cash, shares of Silicon Labs common stock, or a combination thereof, at Silicon Labs’ election. If Silicon Labs undergoes a fundamental change (as defined in the indenture governing the notes), holders may require

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Silicon Labs to purchase for cash all or part of their notes at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, up to, but excluding, the fundamental change purchase date. In addition, if certain make-whole fundamental changes occur or if the notes are subject to redemption, Silicon Labs will, in certain circumstances, increase the conversion rate for any notes converted in connection with such make-whole fundamental change or such redemption.

Silicon Labs estimates that the net proceeds from the offering will be approximately $490.1 million (or approximately $524.5 million if the initial purchasers exercise in full their option to purchase additional notes), after deducting fees and estimated expenses. Silicon Labs plans to use approximately $310 million of the net proceeds from the offering of the notes to repay in full all amounts outstanding under Silicon Labs’ existing credit facility. Silicon Labs plans to use the remainder of the net proceeds from the offering of the notes, along with cash on hand, to repurchase a portion of Silicon Labs’ outstanding 1.375% convertible senior notes due 2022 (the “2022 notes”). Silicon Labs entered into privately negotiated transactions contemporaneously with the pricing of the notes to repurchase approximately $236.8 million in aggregate principal amount of the 2022 notes, plus accrued and unpaid interest, for approximately $277.8 million in cash.

The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act, as amended. Neither the notes nor any shares of Silicon Labs common stock issuable upon conversion of the notes have been registered under the Securities Act of 1933, as amended, or under any state securities laws, and may not be offered or sold in the United States or to U.S. persons without registration under, or an applicable exemption from, the registration requirements. This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction.

About Silicon Labs

Silicon Labs is a leading provider of silicon, software and solutions for a smarter, more connected world. Our award-winning technologies are shaping the future of the Internet of Things, Internet infrastructure, industrial automation, consumer and automotive markets. Our world-class engineering team creates products focused on performance, energy savings, connectivity and simplicity.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Such statements may include, without limitation, statements regarding: (i) the ability to complete the offering, and (ii) the use of

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proceeds described above. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including, without limitation, the following: (i) general market conditions, including market factors affecting the price of bonds and equity securities, (ii) the amount of cash generated from the business, (iii) prevailing interest rates and (iv) the existence of alternative uses for Silicon Labs’ cash.

For more information on these and other risks affecting Silicon Labs’ business, please refer to the information contained in Silicon Labs’ Annual Report on Form 10-K for the fiscal year ended December 28, 2019, as filed with the Securities and Exchange Commission (the “SEC”) on January 29, 2020, and Silicon Labs’ Quarterly Report on Form 10-Q for the quarterly period ended April 4, 2020, as filed with the SEC on April 29, 2020, under the headings “Risk Factors.” The forward-looking statements contained in this news release are made as of the date hereof, and Silicon Labs does not assume any obligation to update such statements.

Note to editors: Silicon Laboratories, Silicon Labs, the “S” symbol, and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: George Lane, investor.relations@silabs.com